Exhibit 99.1

Main Street Announces Third Quarter 2015 Financial Results

Third Quarter 2015 Distributable Net Investment Income Per Share Increased to $0.59 Per Share

HOUSTON, Nov. 5, 2015 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") announced today its financial results for the third quarter of 2015.

Recent Highlights

  Distributable net investment income of $29.5 million (or $0.59 per share), representing a 13% increase from the third quarter of 2014 (1)
  Net investment income of $27.9 million (or $0.56 per share), representing a 12% increase from the third quarter of 2014
  Total investment income of $42.6 million, representing a 17% increase from the third quarter of 2014
  Improved industry leading ratio of total non-interest operating expenses as a percentage of quarterly average total assets ("Operating Expense to Assets Ratio") on an annualized basis to 1.3% in the third quarter of 2015
  Declared regular monthly dividends totaling $0.54 per share for the first quarter of 2016, or $0.18 per share for each of January, February and March 2016, representing a 6% increase compared to first quarter of 2015 regular monthly dividends
  Declared semi-annual supplemental cash dividend totaling $0.275 per share for December 2015
  Net increase in net assets resulting from operations of $20.7 million (or $0.41 per share)
  Net asset value of $21.79 per share at September 30, 2015, representing an increase of $0.94 per share, or 5%, compared to $20.85 per share at December 31, 2014 or an increase of $1.22 per share, or 6%, after excluding the effect of the supplemental dividend paid in June 2015
  Completed $39.1 million in total lower middle market ("LMM") portfolio investments, including investments totaling $33.9 million in two new LMM portfolio companies, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase of $33.0 million in total LMM portfolio investments
  Net increase of $28.6 million in middle market portfolio investments
  Net increase of $18.4 million in private loan portfolio investments

In commenting on Main Street's results, Vincent D. Foster, Main Street's Chairman and Chief Executive Officer, stated, "We are pleased with our operating results for the third quarter of 2015, a quarter during which we increased our total investment income and our distributable net investment income per share, both on a sequential basis over the second quarter of 2015 and over the same period in the prior year. We achieved these results despite a decrease in certain types of income that can be considered less consistent or non-recurring in nature in the quarter to approximately $0.01 per share, representing a decrease of $0.02 per share compared to the second quarter of 2015 and $0.04 per share compared to the third quarter of 2014. During the third quarter of 2015, we again generated distributable net investment income per share which exceeded our regular monthly dividends paid during the quarter by over 12% and maintained our track record of never having paid a distribution that represented a return of capital."

Third Quarter 2015 Operating Results

The following table provides a summary of our Operating Results for the third quarter of 2015:

	Three Months Ended September 30,
	2015	2014	Change	Change
	(dollars in thousands, except per share amounts)
Interest income	$ 34,167	$ 27,669	$ 6,498	23%
Dividend income	6,939	5,935	1,004	17%
Fee income	1,273	2,627	(1,354)	(52%)
Income from marketable securities and idle funds	229	120	109	91%
Total investment income	$ 42,608	$ 36,351	$ 6,257	17%

Distributable net investment income (1)	$ 29,512	$ 26,095	$ 3,417	13%
Distributable net investment income per share (1)	0.59	0.58	0.01	2%

Net increase in net assets resulting from operations	$ 20,668	$ 21,569	$ (901)	(4%)
Net increase in net assets resulting from operations per share	0.41	0.48	(0.07)	(15%)

The $6.3 million increase in total investment income in the third quarter of 2015 from the comparable period of the prior year was principally attributable to (i) a $6.5 million increase in interest income primarily from higher average levels of portfolio debt investments and (ii) a $1.0 million increase in dividend income from investment portfolio equity investments, with these increases partially offset by a $1.4 million decrease in fee income. The increase in total investment income includes a $1.1 million net decrease in investment income related to accelerated prepayment and repricing activity and other one-time fees for certain investment portfolio debt investments and a decrease of $0.4 million related to unusual dividend income activity, in both cases when compared to the same period in the prior year.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $13.1 million in the third quarter of 2015 from $10.3 million for the corresponding period of 2014. This comparable period increase in cash operating expenses was principally attributable to (i) a $2.3 million increase in interest expense, primarily as a result of the issuance of our 4.50% Notes due 2019 (the "4.50% Notes") in November 2014, (ii) a $0.7 million increase in compensation expense related to increases in the number of our personnel, base compensation levels and incentive compensation accruals and (iii) a $0.3 million increase in other general and administrative expenses. These operating expense increases were partially offset by a $0.5 million increase in the expenses charged to our external investment manager, a wholly owned portfolio company and registered investment advisor that provides investment management services to third parties (the "External Investment Manager"), for services provided to the External Investment Manager. Our Operating Expense to Assets Ratio was 1.3% on an annualized basis for the third quarter of 2015, compared to 1.4% on an annualized basis for the third quarter of 2014 and 1.4% for the year ended December 31, 2014.

The $3.4 million increase in distributable net investment income, which is net investment income before non-cash, share-based compensation expense, was primarily due to the higher level of total investment income, partially offset by higher operating expenses as discussed above. (1) Distributable net investment income on a per share basis for the third quarter of 2015 reflects (i) a decrease of approximately $0.03 per share from the comparable period in 2014 attributable to the net decrease in the comparable levels of accelerated prepayment and repricing activity for certain investment portfolio debt investments, (ii) a decrease of approximately $0.01 per share attributable to the change in the unusual dividend income as discussed above and (iii) a greater number of average shares outstanding compared to the corresponding period in 2014 primarily due to the March 2015 equity offering.

The $0.9 million decrease in the net increase in net assets resulting from operations was primarily the result of a $17.1 million change in the net realized gain/loss from investments from a net realized gain of $15.7 million during the third quarter of 2014 to a net realized loss of $1.3 million for the third quarter of 2015, partially offset by (i) a $3.0 million increase in net investment income as discussed above, (ii) a $7.0 million improvement in the net change in unrealized appreciation/depreciation to a net decrease in unrealized appreciation/depreciation of $9.1 million for the third quarter of 2015 and (iii) a $6.2 million change in the income tax provision from the prior year period to an income tax benefit of $3.2 million for the third quarter of 2015. The net realized loss of $1.3 million for the third quarter of 2015 was primarily the result of the net realized losses on the restructure of a private loan investment of $6.0 million and on the exits of marketable securities and idle funds investments of $1.1 million, partially offset by the net realized gain on the exit of a LMM investment of $6.0 million.

The following table provides a summary of the total change in net unrealized appreciation/depreciation of $9.1 million for the third quarter of 2015:

	Three Months Ended September 30, 2015
	LMM (a)	Middle Market	Private Loan	Other (b)	Total
	(dollars in millions)
Accounting reversals of net unrealized (appreciation) depreciation recognized in prior periods due to net realized gains/(losses) recognized during period	$ (5.7)	$ (0.3)	$ 5.4	$ (0.1)	$ (0.7)
Net unrealized appreciation (depreciation) relating to portfolio investments	17.0	(15.6)	(8.3)	(0.7)	(7.6)
Total net unrealized appreciation (depreciation) relating to portfolio investments	$ 11.3	$ (15.9)	$ (2.9)	$ (0.8)	$ (8.3)

Net unrealized depreciation relating to marketable securities					(0.7)
Unrealized depreciation relating to SBIC debentures (c)					(0.1)
Total net unrealized depreciation					$ (9.1)

(a)	LMM includes unrealized appreciation on 18 LMM portfolio investments and unrealized depreciation on 10 LMM portfolio investments.
(b)	Other includes $2.4 million of unrealized appreciation relating to the External Investment Manager, offset by $3.1 million of net unrealized depreciation relating to the other portfolio.
(c)	Relates to unrealized depreciation on the Small Business Investment Company ("SBIC") debentures held by Main Street Capital II, LP which are accounted for on a fair value basis.

The income tax benefit for the third quarter of 2015 of $3.2 million principally consisted of (i) a deferred tax benefit of $2.7 million, which is primarily the result of the net activity relating to our portfolio investments held in our taxable subsidiaries, including changes in net operating loss carryforwards, changes in net unrealized appreciation/depreciation and other temporary book tax differences and (ii) an other current tax benefit of $0.5 million, which is primarily related to a $0.7 million benefit for U.S. federal income, state and other taxes, partially offset by $0.2 million in excise taxes.

Liquidity and Capital Resources

As of September 30, 2015, we had $35.3 million in cash and cash equivalents, $4.6 million in marketable securities and idle funds investments and $251.5 million of unused capacity under our credit facility ("Credit Facility"), which we maintain to support our investment and operating activities.

Several details regarding our capital structure as of September 30, 2015 are as follows:

  Our Credit Facility contained $597.5 million in total commitments from a diversified group of fifteen participating lenders plus an accordion feature which allows us to increase the total commitments under the facility up to $750.0 million.
  $346.0 million in outstanding borrowings under our Credit Facility, bearing interest at an annual interest rate of approximately 2.2%.
  $225.0 million of outstanding SBIC debentures through our two wholly owned SBIC subsidiaries.  These debentures, which are guaranteed by the U.S. Small Business Administration, had a weighted average annual fixed interest rate of approximately 4.2% as of September 30, 2015 and mature ten years from original issuance.  The first maturity related to our SBIC debentures does not occur until 2017, and the remaining weighted average duration was approximately 5.8 years as of September 30, 2015.
  $175.0 million of five year 4.50% Notes outstanding that bear interest at a rate of 4.50% per year. The 4.50% Notes mature on December 1, 2019 and may be redeemed in whole or in part at any time at our option subject to certain make whole provisions.
  $90.7 million of ten year 6.125% Notes outstanding that bear interest of 6.125% per year (the "6.125% Notes").  The 6.125% Notes mature on April 1, 2023, and may be redeemed in whole or in part at our option on or after April 1, 2018.  The 6.125% Notes are listed on the New York Stock Exchange and trade under the symbol "MSCA."
  Our net asset value totaled $1,091.0 million, or $21.79 per share.

Investment Portfolio Information as of September 30, 2015 (2)

The following table provides a summary of our investments in the LMM portfolio, middle market portfolio and private loan portfolio as of September 30, 2015:

	As of September 30, 2015
	LMM (a)	Middle Market	Private Loan
	(dollars in millions)
Number of portfolio companies	71	86	41
Fair value	$ 856.4	$ 669.5	$ 252.4
Cost	$ 693.7	$ 695.2	$ 273.1
% of portfolio at cost - debt	70.4%	98.5%	94.9%
% of portfolio at cost - equity	29.6%	1.5%	5.1%
% of debt investments at cost secured by first priority lien	89.6%	87.8%	87.6%
Weighted-average annual effective yield (b)	12.3%	8.0%	9.5%
Average EBITDA (c)	$ 6.1	$ 97.9	$ 17.1

(a)	We had equity ownership in 96% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 36%.
(b)

The weighted-average annual effective yields were computed using the effective interest rates for all debt investments at cost as of September 30, 2015, including amortization of deferred debt origination fees and accretion of original issue discount but excluding fees payable upon repayment of the debt instruments and any debt investments on non-accrual status.

(c)

The average EBITDA is calculated using a simple average for the LMM portfolio and a weighted average for the Middle Market and Private Loan portfolios. These calculations exclude certain portfolio companies, including four LMM portfolio companies, one Middle Market portfolio company  and eight Private Loan portfolio companies,  as EBITDA is not a meaningful valuation metric for our investments in these portfolio companies, and those portfolio companies whose primary purpose is to own real estate.

The fair value of our LMM portfolio company equity investments was approximately 195% of the cost of such equity investments and our LMM portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 2.0 to 1.0 and a median total EBITDA to senior interest expense ratio of 3.6 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 2.1 to 1.0 and 3.5 to 1.0, respectively. (2) Based upon our internal investment rating system, with a rating of "1" being the highest and a rating of "5" being the lowest, and with all new investments initially rated a "3", the weighted average investment rating for our total LMM investment portfolio was 2.2 as of September 30, 2015.

As of September 30, 2015, we had other portfolio investments in seven companies, collectively totaling approximately $56.9 million in fair value and approximately $61.2 million in cost basis, which comprised approximately 3.0% of our investment portfolio at fair value.

As of September 30, 2015, there was no cost basis in our investment in the External Investment Manager and this investment had a fair value of $32.3 million, which comprised 1.7% of our investment portfolio at fair value.

As of September 30, 2015, we had four investments on non-accrual status, which included one fully-impaired debt investment and comprised approximately 0.2% of the total investment portfolio at fair value and 3.0% of the total investment portfolio at cost. Our total portfolio investments at fair value were approximately 108% of the related cost basis as of September 30, 2015.

External Investment Manager

The External Investment Manager maintains an investment sub-advisory relationship with HMS Income Fund, Inc., a non-publicly traded business development company ("HMS Income"), and earns management fees for the services provided to HMS Income. During the third quarter of 2015, the External Investment Manager generated $2.1 million of fee income from this relationship, and HMS Income ended the third quarter of 2015 with approximately $900 million of total assets. The relationship with HMS Income benefited our net investment income by $1.8 million in the third quarter of 2015 through a $1.1 million reduction of our operating expenses for expenses we charged to the External Investment Manager for services we provided to the External Investment Manager and $0.6 million of dividend income from the External Investment Manager. We expect the management fees earned by the External Investment Manager from the HMS Income relationship, and our related benefits, will continue to increase in the rest of 2015 as HMS Income continues its fund raising and portfolio investment activities.

Third Quarter 2015 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, November 6, 2015 at 10:00 a.m. Eastern Time to discuss the third quarter 2015 financial results.

You may access the conference call by dialing 412-902-0030 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, November 13, 2015 and may be accessed by dialing 201-612-7415 and using the passcode 13622737#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Form 10-Q for the quarterly period ended September 30, 2015 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's Third Quarter 2015 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

(1) Distributable net investment income is net investment income as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is detailed in the financial tables included with this press release.

(2) Portfolio company financial information has not been independently verified by Main Street.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are in middle market businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street's common stock trades on the New York Stock Exchange ("NYSE") under the symbol "MAIN." In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol "MSCA."

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information, including, without limitation, the amount of fees which may be earned by the External Investment Manager from HMS Income and the related benefits for Main Street, involve risks and uncertainties that may impact its future results of operations. The forward-looking statements in this press release are based on current conditions and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which its portfolio companies operate; changes in laws and regulations that may adversely impact its operations or the operations of one or more of its portfolio companies; the operating and financial performance of its portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in its filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, President & COO, dhyzak@mainstcapital.com
Brent D. Smith, CFO, bsmith@mainstcapital.com
713-350-6000

Dennard - Lascar Associates, LLC
Ken Dennard / ken@dennardlascar.com
Jenny Zhou / jzhou@dennardlascar.com
713-529-6600

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(in thousands, except shares and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$ 13,437	$ 9,705	$ 36,264	$ 29,547
Affiliate investments	6,852	6,687	19,862	18,412
Non-Control/Non-Affiliate investments	22,090	19,839	64,124	53,488
Interest, fee and dividend income	42,379	36,231	120,250	101,447
Interest, fee and dividend income from marketable
securities and idle funds investments	229	120	846	557
Total investment income	42,608	36,351	121,096	102,004
EXPENSES:
Interest	(8,302)	(5,954)	(23,755)	(16,713)
Compensation	(3,727)	(3,047)	(11,055)	(9,115)
General and administrative	(2,212)	(1,871)	(6,271)	(5,279)
Share-based compensation	(1,651)	(1,208)	(4,592)	(3,034)
Expenses charged to the External Investment Manager	1,145	616	3,133	1,343
Total expenses	(14,747)	(11,464)	(42,540)	(32,798)
NET INVESTMENT INCOME	27,861	24,887	78,556	69,206

NET REALIZED GAIN (LOSS):
Control investments	-	-	3,324	-
Affiliate investments	5,964	14,737	5,827	8,159
Non-Control/Non-Affiliate investments	(6,195)	962	(16,836)	2,634
Marketable securities and idle funds investments	(1,112)	11	(1,352)	(4)
Total net realized gain (loss)	(1,343)	15,710	(9,037)	10,789

NET CHANGE IN UNREALIZED
APPRECIATION (DEPRECIATION):
Portfolio investments	(8,389)	(6,891)	21,716	17,018
Marketable securities and idle funds investments	(648)	(426)	(521)	920
SBIC debentures	(50)	(8,749)	(823)	(10,778)
Total net change in unrealized appreciation (depreciation)	(9,087)	(16,066)	20,372	7,160

INCOME TAXES:
Federal and state income, excise and other taxes	495	(960)	(1,547)	(1,758)
Deferred taxes	2,742	(2,002)	8,551	(6,643)
Income tax benefit (provision)	3,237	(2,962)	7,004	(8,401)

NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS	$ 20,668	$ 21,569	$ 96,895	$ 78,754

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$ 0.56	$ 0.55	$ 1.61	$ 1.61
NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS PER SHARE - BASIC AND DILUTED	$ 0.41	$ 0.48	$ 1.99	$ 1.83

DIVIDENDS PAID PER SHARE:
Regular monthly dividends	$ 0.525	$ 0.495	$ 1.560	$ 1.485
Supplemental dividends	-	-	0.275	0.275
Total dividends	$ 0.525	$ 0.495	$ 1.835	$ 1.760

WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	50,036,776	44,910,756	48,681,260	43,027,105

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(in thousands, except per share amounts)

	September 30, 2015	December 31, 2014
	(Unaudited)
ASSETS

Portfolio investments at fair value:
Control investments	$ 568,025	$ 469,846
Affiliate investments	322,497	278,675
Non-Control/Non-Affiliate investments	976,912	814,809
Total portfolio investments	1,867,434	1,563,330
Marketable securities and idle funds investments	4,583	9,067

Total investments	1,872,017	1,572,397

Cash and cash equivalents	35,295	60,432
Interest receivable and other assets	27,031	23,273
Receivable for securities sold	8,245	23,133
Deferred financing costs, net	12,779	14,550

Total assets	$ 1,955,367	$ 1,693,785

LIABILITIES

Credit facility	$ 346,000	$ 218,000
SBIC debentures	223,604	222,781
4.50% Notes	175,000	175,000
6.125% Notes	90,740	90,823
Payable for securities purchased	5,453	14,773
Deferred tax liability, net	663	9,214
Dividend payable	9,014	7,663
Accounts payable and other liabilities	8,917	10,701
Interest payable	4,995	4,848

Total liabilities	864,386	753,803

NET ASSETS

Common stock	500	451
Additional paid-in capital	998,123	853,606
Accumulated net investment income, net of cumulative dividends	13,927	23,665
Accumulated net realized gain from investments, net of cumulative dividends	(31,661)	(20,456)
Net unrealized appreciation, net of income taxes	110,092	82,716

Total net assets	1,090,981	939,982

Total liabilities and net assets	$ 1,955,367	$ 1,693,785

NET ASSET VALUE PER SHARE	$ 21.79	$ 20.85

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net investment income	$ 27,861	$ 24,887	$ 78,556	$ 69,206
Share-based compensation expense	1,651	1,208	4,592	3,034
Distributable net investment income (1)	$ 29,512	$ 26,095	$ 83,148	$ 72,240

Per share amounts:
Distributable net investment income per share -
Basic and diluted (1)	$ 0.59	$ 0.58	$ 1.71	$ 1.68

(1)

Distributable net investment income is net investment income, as determined in accordance with U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature.  Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure of information for analyzing its financial performance since share-based compensation does not require settlement in cash.  However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP.  Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance.  A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is presented in the table above.